Exhibit 99.2


                         AMERICAN LEISURE HOLDINGS, INC.

Draft of letter to shareholders of Around The world Holdings

Dear [insert name of Shareholder and/or Creditor]

         As you are may be aware, since January 2004, American Leisure Holdings, Inc. ("AMLH"), has been exploring the feasibility of acquiring the travel business of Around The World Travel, Inc., d/b/a TraveLeaders ("TraveLeaders").

         AMLH has learned that there are a variety of rumors regarding AMLH and its plans for TraveLeaders. Many of these rumors are inaccurate. For example, it is not true that AMLH intends to relocate TraveLeaders to Antigua. It is not true that TraveLeaders is going to change its name to Travel-E-Stream-E-Flow. It is not true that AMLH is starting a new shuttle flight company to be called Question-Aire.

Actions Taken by AMLH

         What is true is that AMLH has taken the following steps in anticipation of the possible acquisition of TraveLeaders:

         o        AMLH has conducted a due diligence of TraveLeaders' business.

         o AMLH has acquired the loans made by Galileo International LLC to TraveLeaders. These loans have a principal balance of $19.2 million.

         o AMLH has loaned TraveLeaders in excess of $2.2 million to allow TraveLeaders to meet its cash flow requirements.

         o AMLH has entered into an option agreement with AWT Holdings LLC, which allows AMLH to acquire 62% of the common stock of TraveLeaders.

         o        AMLH   has   entered   into   negotiations   with   individual
                  shareholders and creditors of AMLH regarding the acquisition of their interests in TraveLeaders.

         AMLH's goal is to acquire the travel business of TraveLeaders on terms which are fair and reasonable to the shareholders and creditors of TraveLeaders and consistent with AMLH's fiduciary duties to its own shareholders. AMLH believes that a review of the actions which it has taken demonstrates its commitment to this goal:

         1. Due Diligence Investigation. AMLH has conducted a thorough due diligence of the business of TraveLeaders. This process has taken longer than anticipated due to the many financial and contractual issues facing TraveLeaders. This process is still ongoing.

         2. Acquisition of Galileo Loans. AMLH has acquired the Galileo loans from GCD Acquisition Corp. ("GCD") Under the terms of this agreement, AMLH has assumed GCD's obligation under a $5.0 million promissory note which GCD made when it acquired the Galileo loans. Additionally, AMLH paid GCD other consideration in the form of common stock in AMLH valued at $1.7 million.

                  AMLH believes that its acquisition of the Galileo loans is ultimately in the best interests of the shareholders and creditors of TraveLeaders since these loans were in default and were secured by substantially all of the assets of TraveLeaders. AMLH believes that they can be used as part of a restructuring of TraveLeaders which is fair and reasonable to all of TraveLeaders' shareholders and creditors.

         3. Advances to TraveLeaders. AMLH has provided over $2.2 million in loans to TraveLeaders since March 2004. AMLH believes that TraveLeaders would not have survived without these loans. These loans are secured by substantially the same collateral as the Galileo loans.

         4. Option Agreement with AWT Holdings LLC. AMLH has entered into an option agreement with ATW Holdings LLC ("Holdings") which entitles AMLH to acquire 62% of the common stock of TraveLeaders held by Holdings. If AMLH exercises the option, Holdings would receive common stock in AMLH based upon the accuracy of certain warranties of debt and profits made by Holdings. The range of stock to be transferred ranges from $1.7 million shares if all warranties are accurate and the profit predictions are exceeded by 25% to zero if the debt assumed exceeds the warranty by a sufficient amount. Holdings is owned by Keith St. Clair, the Chairman and CEO of TraveLeaders. AMLH is currently considering the feasibility of exercising the option as part of a restructuring of TraveLeaders.

         5. Negotiations with Individual Shareholders and Creditors. AMLH has entered into negotiations with many of the individual shareholders and creditors of AWT as part of its plan to acquire TraveLeaders. In certain cases, these negotiations have resulted in agreements under which AMLH has acquired shares of the common and preferred stock of TraveLeaders. In most cases, AMLH has agreed to acquire these shares in TraveLeaders in exchange for shares of preferred stock of AMLH. As discussed below, AMLH currently plans to make similar offers to substantially all of the other shareholders and noteholders of TraveLeaders.

Pending Litigation

         As you may know, AMLH's efforts to restructure TraveLeaders have been challenged by two of TraveLeaders' shareholders/creditors. In particular, these shareholders/creditors have filed lawsuits naming AMLH and others as defendants, claiming, among other things that AMLH is seeking to acquire control of TraveLeaders on terms that are unfair. We believe these suits are nothing more than an attempt to coerce AMLH into overpaying these shareholders/creditors at the expense of TraveLeaders' other shareholders and creditors. AMLH intends to vigorously prosecute and defend its interests in these suits and to file


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

significant counterclaims against the individuals and companies involved as plaintiffs. Ultimately, we believe that our defense of these bogus claims will accrue to the benefit of all of TraveLeaders shareholders and creditors.

Timing of Possible Acquisition

         The proposed acquisition of TraveLeaders by AMLH has taken more time than expected due to the following items:

         o As a public company, AMLH must file two years of audited financial statements for TraveLeaders with the Securities and Exchange Commission ("SEC") when it acquires TraveLeaders or its assets. AMLH does not want to complete the acquisition until AMLH is certain that these financial statements will be available for filing with the SEC within the required time period (i.e., 75 days after the acquisition).

         o AMLH desires to obtain the cooperation of substantially all of the shareholders and creditors of TraveLeaders to its plans. As indicated above, certain of the shareholders and creditors of AMLH have rejected AMLH's efforts and are seeking to obtain an unfair advantage from AMLH.

         o AMLH has been required to conduct significant due diligence regarding TraveLeaders in light of the many financial, operational and contractual problems facing TraveLeaders. This process has taken longer than expected and is ongoing.

AMLH's Future Plans

         At the present time, AMLH still expects to acquire the travel business of TraveLeaders, provided that it can resolve the pending litigation and obtain the cooperation of TraveLeaders' other shareholders and creditors.

         As part of this process, AMLH intends to initiate discussions with remaining shareholders and creditors of TraveLeaders with a view to reaching an agreement on the terms of an acquisition of their interests in TraveLeaders. As part of this process, AMLH expects that it would offer to exchange preferred stock in AMLH for the common stock and outstanding notes held by TraveLeaders' shareholders and creditors. AMLH believes that this proposal provides significant potential upside to the shareholders and creditors of TraveLeaders. In contrast, AMLH believes that the shares and notes of TraveLeaders will become worthless if AMLH's intended acquisition is not consummated.

         Our goal is to enlarge the AMLH Travel Division by acquiring compatible and complementary travel businesses to facilitate the assembly of both horizontal and vertical channels of distribution. While we cannot undo the
damage  to  the  travel   industry  caused  in  recent  years  by  national  and
international violence, wars and catastrophe, we believe that we can build a more diverse, and therefore more durable, company.


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

         In the next few weeks, AMLH's representatives and Jim Tolzien will contact you and the other shareholders and creditors of TraveLeaders to set up meetings to discuss this situation. In the meantime, if you have any questions that should be addressed prior to your meeting, please feel free to call or e-mail the undersigned.


Very truly yours,

------------------
Albert Delaney
Acquisitions Manager
305-648-8202
afdaea@aol.com


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